Exhibit (h)(1)(c)

Amendment to Amended and Restated Fund Accounting and Administration Agreement

Dated April 12, 2010

Between

ALPS Fund Services, Inc.

and

Forward Funds

THIS AMENDMENT is made as of September 8, 2011 by and between ALPS Fund Services, Inc. (“ALPS”) and Forward Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into an Amended and Restated Fund Accounting and Administration Agreement (the “Agreement”) effective April 12, 2010;

WHEREAS, the Board of Trustees of the Fund approved on September 8, 2011, the deletions of all references of the Forward HITR Fund from the Agreement;

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect revised Appendix A – Portfolios List and Appendix C – Fees;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Appendices A – Portfolios List and C - Fees. Appendices A and C are replaced in its entirety with the attached Appendices A and C.

2.	Remainder of the Agreement. All services under Section 1 of the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS Fund Services, Inc.		Forward Funds

By:	/s/ Jeremy O. May	By:	/s/ Robert S. Naka
Name: Jeremy O. May		Name: Robert S. Naka
Title: President		Title: Vice President Funds

APPENDIX A

DATED AS OF September 8, 2011

TO THE AMENDED AND RESTATED FUND ACCOUNTING AND

ADMINISTRATION AGREEMENT

Portfolio List

Allocation Funds

Forward Aggressive Growth Allocation Fund	Forward Growth & Income Allocation Fund
Forward Balanced Allocation Fund	Forward Income Allocation Fund
Forward Growth Allocation Fund	Forward Income & Growth Allocation Fund

Non-Allocation Funds

Forward Banking and Finance Fund	Forward Real Estate Fund
Forward Commodity Long/Short Strategy Fund	Forward Real Estate Long/Short Fund
Forward CorePlus Fund	Forward Select EM Dividend Fund
Forward Credit Analysis Long/Short Fund	Forward Select Income Fund
Forward EM Corporate Debt Fund	Forward Small Cap Equity Fund
Forward Emerging Markets Fund	Forward Strategic Alternatives Fund
Forward Extended MarketPlus Fund	Forward Tactical Enhanced Fund
Forward Focus Fund	Forward Tactical Growth Fund
Forward Frontier Strategy Fund	Forward U.S. Government Money Fund
Forward Global Infrastructure Fund
Forward Growth Fund
Forward High Yield Bond Fund
Forward International Dividend Fund
Forward International Equity Fund
Forward International Real Estate Fund
Forward International Small Companies Fund
Forward Investment Grade Fixed Income Fund
Forward Large Cap Equity Fund

APPENDIX C AS OF SEPTEMBER 8, 2011

TO THE AMENDED AND RESTATED FUND ACCOUNTING AND

ADMINISTRATION AGREEMENT

FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at the annual rate of:

The fees will be the greater of the annual minimum fee of $2,304,000 based on the Funds listed on Appendix A or:

Asset Based Fees of the Non-Allocation Funds as defined in Appendix A (each a “Non-Allocation Fund and collectively, the “Non-Allocation Funds”)

•	6.5 basis points of the Non-Allocation Funds’ annual net assets between $0 - $1B

•	3.0 basis points of the Non-Allocation Funds’ annual net assets in excess of $1B; and

Asset Based Fees of the Allocation Funds as defined in Appendix A (each an “Allocation Fund” and collectively, the “Allocation Funds”)

•	1.0 basis point of the Allocation Funds’ annual net assets

Plus:

$15,000 annual fee for the coordination and preparation of Form N-MFP on behalf of the Forward U.S. Government Money Fund;

$72,000 annual fee per each additional Portfolio;

$2,000 annual fee per each additional class of shares per Portfolio;

for each additional Portfolio added after the Effective Date that has more than one portfolio manager, an additional $5,000 per each additional portfolio manager;

Pass-through at cost of out-of-pocket expenses, including: Gainskeeper, third party security pricing fees, Blue Sky state registration fees, SAS 70 report, FINRA advertising/filing fees, registered representative licensing fees and other expenses which may occur at the direction of the Fund; and

The proposed fee does not reflect the cost for an independent auditor to review the income tax provision and tax basis financial statement disclosures, review and sign the federal and state income tax returns, review the distribution calculations or review and sign the excise tax returns.

Minus:

$72,000 annual fee per each Portfolio that is liquidated from the Fund subject to there being at least twenty Portfolios in the Fund. If there are less than twenty Portfolios in the Fund, such reduction in fees does not apply;

$2,000 annual fee per each class of shares per Portfolio that is removed from the Fund ; and

For each additional Portfolio added after the Effective Date that has more than one manager, a reduction of $5,000 per each removal of a portfolio manager.